Exhibit 10.18

Execution Version

THIRD AMENDED AND RESTATED

TRADE NAME AND TRADEMARK LICENSE AGREEMENT

This Third Amended and Restated Trade Name and Trademark License Agreement (this “Agreement”) is dated as of September 4, 2020 (the “Commencement Date”), and entered into by and between HFR, LLC, a Texas Limited Liability Company, (“Licensor”) and Hornbeck Offshore Operators, LLC, a Delaware Limited Liability Company (“Licensee”). Licensee and Licensor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

This Agreement may be executed in two (2) or more counterparts on different dates but each shall be deemed an original, and all of which together shall constitute one and the same instrument. As used herein, the word “Affiliate” shall mean any entity, which controls, is controlled by, or is under common control with another entity. An entity is deemed to control another if it owns directly or indirectly at least fifty percent (50%) of (i) the shares entitled to vote at a general election of directors or other equivalent governing persons of such other entity, (ii) the voting interest in such other entity if such other entity does not have either shares or directors; or (iii) the entity’s financial statements are required by applicable regulations or accounting standards to be consolidated with the other entity for financial reporting purposes and are so consolidated.

WHEREAS, pursuant to (i) that certain Trade Name and Trademark License Agreement effective as of June 4, 1997 between Larry D. Hornbeck, on the one hand, and TODD HORNBECK and TROY HORNBECK, on the other hand, (ii) that certain Trade Name and Trademark License Agreement effective as of June 4, 1997 between TODD HORNBECK and TROY HORNBECK, on the one hand, and Hornbeck Offshore Services, Inc., on the other hand, (iii) that certain Assignment of Trade Names and Trademarks effective as of June 5, 1998 between Larry D. Hornbeck, on the one hand, and TODD HORNBECK and TROY HORNBECK, on the other hand, (iv) that certain Addendum to Trade Name and Trademark License Agreement effective as of June 5, 1998, by and between TODD HORNBECK and TROY HORNBECK, on the one hand, and Hornbeck Offshore Services, Inc., on the other hand, (v) that certain Amended and Restated Trade Name and Trademark License Agreement effective as of May 6, 2007, by and between TODD HORNBECK and TROY HORNBECK, on the one hand, and Licensee, on the other hand, (vi) that certain Assignment of Trademarks effective as of July 17, 2012 between TODD HORNBECK and TROY HORNBECK, on the one hand, and Licensor, on the other hand, (vii) that certain Second Amended and Restated Trade Name and Trademark License Agreement effective as of September 28, 2012, by and between Licensor and Licensee, (vii) that certain Addendum to Assignment of Trademarks effective as of March 29, 2020 between TODD HORNBECK and TROY HORNBECK, on the one hand, and Licensor, on the other hand, and (viii) that certain Acknowledgement and Agreement effective as of March 29, 2020 among Hornbeck Offshore Services, LLC, Licensee, and Licensor (the agreements described in the foregoing (i) through (viii), collectively, the “Prior Agreements”), Licensor or its predecessor in interest has acquired the right and license to use, and to sublicense to others to use, the following trade names and trademarks: (1) HORNBECK, (2) HORNBECK OFFSHORE, (3) HORNBECK OFFSHORE SERVICES, (4) HOS, (5) HOSS, (6) HOSMAX, (7) logos in the style of a horse’s head, examples of which are attached as Exhibit “D”, and variations thereof (collectively “Common Law Marks”), all as utilized by Licensor, or by its predecessors in interest, in the identification, promotion, advertising, marketing, and operating of its various offshore marine services;

WHEREAS, pursuant to that certain Assignment of Trade Names and Trademarks effective as of June 5, 1998 and between Larry D. Hornbeck, as Assignor, and TODD HORNBECK and TROY HORNBECK, as Assignees, acquired the assignment of the Common Law Marks, all as utilized by Licensor, or by its predecessors in interest, in the identification, promotion, advertising, marketing, and operating of its various offshore marine services;

WHEREAS, Licensor is the owner of the registered trademarks, service marks, domain names, icons and logos, and applications for any of the foregoing, that consist of, incorporate, use, are similar to, or are a variation, derivation or acronym of, the Hornbeck name, including (1) HORNBECK, (2) HORNBECK OFFSHORE, (3) HORNBECK OFFSHORE SERVICES, (4) HOS, (5) HOSS, (6) HOSMAX, and (7) logos in the style of a horse’s head, examples of which are attached as Exhibit “D” (alone or with other word and/or design elements), including the trademarks identified in Exhibit “A” and goodwill associated therewith, in each case solely as used in connection with the Business on the date hereof, other than to the extent the same is used as of the date hereof solely for use as part of the Hornbeck family ranch (collectively, the “Registered Marks”);

WHEREAS, Licensor or its predecessor in interest owns certain trade names, including those identified in Exhibit “B” and goodwill associated therewith (the “Trade Names”);

WHEREAS, Licensor is desirous of protecting the goodwill associated with the Common Law Marks and Registered Marks, to prevent dilution of the Common Law Marks and Registered Marks, and to prevent customer confusion as to the source of goods and services associated with the Common Law Marks and Registered Marks;

WHEREAS, Licensee desires to use certain trademarks or service marks that incorporate the Common Law Marks and the Registered Marks, and may wish to adopt additional marks in the future which compromise or contain the words or symbols (1) HORNBECK, (2) HORNBECK OFFSHORE, (3) HORNBECK OFFSHORE SERVICES, (4) HOS, (5) HOSS, (6) HOSMAX, and (7) logos in the style of a horse’s head, examples of which are attached as Exhibit “D” (alone or with other word and/or design elements), which are derived from the Common Law Marks and the Registered Marks (the “Additional Marks”);

WHEREAS, Licensee desires to secure an exclusive right and license to use the Common Law Marks, Registered Marks, Additional Marks and Trade Names in connection with the identification of Licensee’s business interests located within the territory defined in Exhibit “C” (the “Territory”); and

WHEREAS, Licensor is willing to grant Licensee a license under the terms and conditions set forth below.

NOW, THEREFORE, intending to be legally bound, for valuable consideration, including the License Fee (as defined below), the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Grant of License

1.1 License of Trademarks. Licensor hereby grants to Licensee an exclusive, transferable (subject to Section 8.3) license to use, and to sublicense to others to use as limited herein, the Common Law Marks, Registered Marks, and Additional Marks (the “Licensed Marks”) to identify, promote, advertise, market, sell, provide, operate, merchandise and otherwise commercialize any and all goods and services of Licensee in the business of providing the services of offshore supply vessels, or offshore service vessels (including, without limitation, crew boats, fast supply vessels, multi-purpose support vessels, flotels, services to Military Sealift Command, construction vessels, anchor handling towing supply vessels, tugs, double hulled tank barges and double hulled tankers or other complementary offshore marine vessels) or any other marine vessel business, including any logistics services related thereto or any ancillary, complementary or related line of business (collectively, the “Business”), anywhere in the Territory, subject to the terms and conditions of this Agreement. Licensee may use the Licensed Marks in combination with one or more of Licensee’s trademarks or trade names. This license specifically includes the right of Licensee to use said Licensed Marks in its corporate names and the right to permit its Affiliates to use said Licensed Marks subject to compliance with the other provisions of this Agreement and the right to use Additional Marks for which applications for registration are made in the future.

1.2 License of Trade Names. Licensor hereby grants to Licensee an exclusive, transferable (subject to Section 8.3) license to use, and to sublicense to others to use, the Trade Names to identify, promote, advertise, market, sell, provide, operate, merchandise and otherwise commercialize any and all goods and services of Licensee in the Business anywhere in the Territory, subject to the terms and conditions of this Agreement. Licensee may use the Trade Names in combination with one or more of Licensee’s trademarks or trade names. This license specifically includes the right of Licensee to use said Trade Names in its corporate names and the right to permit its Affiliates to use said Trade Names subject to compliance with the other provisions of this Agreement.

1.3 License Fee. As consideration for the licenses provided above, Licensee shall pay to Licensor the fees as set forth on Schedule 1.3 (the “License Fee”).

Article 2

Quality Control

2.1 Quality Standards.

(a) Licensee acknowledges the importance of maintaining the standards of quality and service so as not to diminish the value of the Licensed Marks and Trade Names. Accordingly, Licensee agrees that the quality of all goods and services associated with or bearing the Licensed Marks or offered under the Trade Names will conform with the reasonable quality standards, as set out by Licensor from time to time that are intended to and have the result of preserving Licensor’s goodwill in the Licensed Marks and Trade Names. Licensee acknowledges that maintenance of the quality of the goods and services provided under the Licensed Marks and Trade Names enhances the business of Licensee as well as the business of Licensor.

(b) Unless written consent of Licensor is first obtained (which consent may be withheld in Licensor’s sole discretion), Licensee shall not use the Licensed Marks or Trade Names in combination with any other name, marks, likeness, images, or the like in a manner that is offensive or that could tarnish the name or reputation of Licensor or its Affiliates, in each case, as reasonably determined by Licensor.

2.2 Quality Control. Licensor shall exercise control over the quality of the goods and services provided by Licensee under the Licensed Marks or Trade Names. Licensor shall have the right to exercise quality control as to such goods and services under reasonable circumstances and in a reasonable manner.

2.3 Cooperation. Licensee shall cooperate with Licensor’s control of the nature and quality of the goods and services provided under the Licensed Marks and Trade Names, and will permit reasonable inspection of Licensee’s use of the Licensed Marks and Trade Names in connection with the goods and services provided thereunder.

2.4 Applicable Laws. Licensee shall comply with all applicable laws and regulations and shall obtain and maintain all necessary or appropriate government approvals pertaining to the operations of Licensee’s business and to Licensee’s goods and services.

Article 3

Protection of the Licensed Marks and Trade Names

3.1 Notice. Licensee agrees to notify Licensor promptly of any unauthorized use, infringement or dilution of the Licensed Marks or the Trade Names by others, as soon as practically possible after the unauthorized use of the Licensed Marks or the Trade Names comes to Licensee’s attention, and to report all details in Licensee’s possession concerning the kind and character of the unauthorized use, infringement or dilution. For so long as TODD HORNBECK is Chairman, President and CEO of Licensee or Hornbeck Offshore Services, Inc. (“Parent”), Licensor shall be deemed to have been notified of such unauthorized use upon the first knowledge thereof as a result of sharing such information in meetings in which TODD HORNBECK and other of Licensee’s Executive Officers participate.

3.2 Enforcement Proceedings.

(a) During the Term of this Agreement, Licensee shall, at its sole cost, take all reasonable and necessary action, including without limit, the initiation of legal proceedings, in order to protect the Licensed Marks and Trade Names from unauthorized use, infringement or dilution by third parties in the offshore marine transportation services industry and other businesses related thereto. Licensor shall convey to Licensee any power of attorney or other power or cooperation required by Licensee in order to take action required hereby. If Licensee breaches its obligation under this clause, Licensor may, in its sole discretion, take actions it deems to be reasonably necessary in order to protect the Licensed Marks and Trade Names and Licensee shall reimburse to Licensor all costs incurred thereby.

(b) All damages, awards, and settlement proceeds which result from an action brought by Licensee pursuant to Section 3.2(a) shall belong entirely to Licensee. In the event that Licensee breaches its obligations under Section 3.2(a) and as a result thereof Licensor brings a legal action against a third party, then all damages, awards and settlement proceeds resulting from the action brought by Licensor shall belong entirely to Licensor.

3.3 Maintenance of the Licensed Marks. During the Term of this Agreement Licensee shall, at its sole cost and expense, maintain the effectiveness of all state or federal trademark registrations affecting the Licensed Marks and Trade Names at the Commencement Date such that upon the Termination Date, any such federal or state trademark registrations shall be deemed to be in full force and effect and duly registered in the name of Licensor. Licensee shall, at the request of Licensor and at Licensee’s expense, execute and deliver such further documents and legal instruments, and do all other things reasonably necessary to secure any registration of the Licensed Marks and Trade Names in the name of Licensor and/or to enforce Licensor’s rights and interest in and to the Licensed Marks and Trade Names and the associated goodwill, including without limitation executing and delivering any and all powers of attorney, applications, declarations and affidavits. Licensor shall, at Licensee’s sole cost and expense, execute and deliver to Licensee all documents and legal instruments and do all other things reasonably necessary as reasonably requested by Licensee to secure and/or maintain any registration of the Licensed Marks and Trade Names in the name of Licensor and/or to enforce Licensor’s rights and interest in and to the Licensed Marks and Trade Names and associated goodwill, including without limitation executing and delivering any and all powers of attorney, applications, declarations and affidavits consistent with the purpose and intent of this Agreement.

Article 4

Representations And Warranties

4.1 Warranty of Title; Right to Grant Licenses. Licensor represents and warrants that (a) Licensor owns or possesses a valid and assignable right or license to use in the Business conducted by Licensee on the Commencement Date, all of the Licensed Marks and Trade Names and (b) Licensor has the right to grant the licenses granted under Article 1. Licensor acknowledges and agrees that it will not at any time do or cause to be done, directly or indirectly, any act or thing impairing or tending to impair any part of its right, title, and interest in or to the Licensed Marks and Trade Names (including allowing any sale, lease, license, sublicense, modification, termination, abandonment, lapse, transfer or disposal of, or creation of a security interest or other lien on, the Licensed Marks and Trade Names) or otherwise impair its right to grant the licenses granted under Article 1.

4.2 Other Intellectual Property. Licensor represents and warrants that, following the Commencement Date and until the Termination Date, Licensor will not hold, directly or indirectly, any right, title or interest in or to, or any right to use, any and all intellectual property rights in any jurisdiction throughout the world, whether registered, granted, issued, applied for, unissued or unregistered, including any patents, trademarks, service marks, trade names, trade dress and other source identifiers, domain names, copyrights, design rights, inventions, original works of authorship, trade secrets, confidential information, know-how, software, licenses and any and all other intellectual property or proprietary rights and interests, necessary for the operation of the Business, in each case except for Licensor’s rights to the Licensed Marks and Trade Names licensed to Licensee pursuant to Article 1.

Article 5

Term and Termination

5.1 Term. Unless terminated sooner as provided herein, the term of this Agreement and the license granted hereby shall commence on the Commencement Date and shall continue in force and effect for as long as Licensee utilizes the Licensed Marks and Trade Names in accordance with the license granted in Article 1 and maintains the quality of the Licensed Marks and Trade Names in accordance with Article 2 (the “Term”).

5.2 Termination for Default. Upon Licensee’s material breach of this Agreement and failure to take all available measures to cure such material breach within sixty (60) days after Licensee’s receipt of written notice of such material breach from Licensor, Licensor may terminate this Agreement upon giving written notice to Licensee.

5.3 Termination without Cause by Licensee. Licensee may terminate this Agreement, with or without cause, upon giving written notice to Licensor.

5.4 Termination by Departure. Licensor may terminate this Agreement upon giving written notice to Licensee:

(a) If TODD HORNBECK ceases to hold any of the offices of Chairman, President and CEO of Licensee or Parent for any reason (except for the events set forth in Section 5.4(b)) (a “Termination Without Cause”); or

(b) If TODD HORNBECK ceases to hold any of the offices of Chairman, President and CEO of Licensee or Parent due to being terminated for Cause (as defined in TODD HORNBECK’s employment agreement with Licensee then in effect) as Chairman, President or CEO of Licensee or Parent (a “Termination For Cause”).

5.5 Effect of Termination. If this Agreement is terminated in accordance with this Article 5, the date on which this Agreement shall terminate (the “Termination Date”) shall be (a) in the case of any such termination (other than a Termination For Cause in accordance with Section 5.4(b)), the second (2nd) anniversary of the date that notice of termination is validly given by a Party to the other Party and (b) in the case of a Termination For Cause in accordance with Section 5.4(b), eighteen (18) months from the date that notice of termination is validly given by Licensee to Licensor; provided that, notwithstanding the foregoing, (x) in the event of an initial public offering of the common stock of Licensee or Parent (an “IPO”), the Termination Date shall be the fifth (5th) anniversary of the date of completion of such IPO if the fifth anniversary is later than the date otherwise provided for in clause (a) or (b), as applicable and (y) in any event, following notice of a termination pursuant to clause (a) or (b), if, prior to the date that this Agreement is otherwise scheduled to terminate in accordance with this Section 5.5, Licensee delivers written notice (an “Early Termination Notice”) to Licensor certifying that Licensee has ceased any and all use of, and no longer is exercising, any of Licensee’s rights under Section 1.1 or Section 1.2 of this Agreement, the Termination Date shall be the date on which Licensee delivers such Early Termination Notice to Licensor. All costs associated with ceasing to offer Licensee’s goods and services under the Licensed Marks and Trade Names, including without limitation the removal of the Licensed Marks and Trade Names from all marketing, letterhead, business cards, signs, buildings, vessels, brochures or the like and from changing of Licensee’s and its Affiliate’s entity names, shall be borne entirely by Licensee. Licensee shall continue to pay the applicable License Fee through the Termination Date, unless such termination is a Termination For Cause in accordance with Section 5.4(b), in which case the Licensee shall pay the applicable License Fee through the date of such notice of termination.

Article 6

Ownership

6.1 Licensee acknowledges that, as between the Parties, Licensor owns the Licensed Marks, and the goodwill associated therewith. Licensee agrees that it will do nothing inconsistent with such ownership of Licensor, except as may be permitted by this Agreement. Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interests in the Licensed Marks other than the right to use the Licensed Marks pursuant to the terms and conditions of this Agreement. Licensee agrees that it will not contest the ownership rights of Licensor in the Licensed Marks. Licensee agrees that any use by Licensee of the Licensed Marks and all goodwill arising from the use, shall be solely for, and inure to the benefit of, Licensor.

6.2 Licensee further acknowledges that, as between the Parties, Licensor owns the Trade Names, and the goodwill associated therewith. Licensee agrees that it will do nothing inconsistent with such ownership of Licensor. Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interests in the Trade Names other than the right to use the Trade Names pursuant to the terms and conditions of this Agreement. Licensee agrees that it will not contest the ownership rights of Licensor in the Trade Names. Licensee agrees that any use by Licensee of the Trade Names and all goodwill arising from the use, shall be solely for, and inure to the benefit of Licensor.

Article 7

Sublicense

7.1 Sublicense. Licensee may sublicense to any of its Affiliates the rights conveyed in this Agreement; provided, that Licensee shall provide written notice to Licensor promptly following any such sublicense. Licensee may sublicense the rights conveyed in this Agreement to a non-Affiliate only with the prior written consent of Licensor, which consent may be withheld or granted in the sole discretion of Licensor. Any sublicense conveyed by Licensee without the required prior written consent of Licensor shall be null and void.

Article 8

Miscellaneous

8.1 Notices. Any notices required or permitted to be given under this Agreement shall be deemed sufficiently given if hand delivered with receipt acknowledged, or mailed by certified or registered mail postage prepaid, return receipt requested, and addressed as follows:

To Licensor:	HFR, LLC
103 Northpark Blvd., Suite 300
Covington, LA 70433
Telephone: (985) 727-2000
Fax: (985) 727-2006

To Licensee:	Hornbeck Offshore Operators, LLC
103 Northpark Blvd., Suite 300
Covington, LA 70433
Telephone: (985) 727-2000
Attention: Samuel A. Giberga, General Counsel

Either Party may change its address for notification purposes by giving the other Party written notice of the new address change and the date upon which it will become effective.

8.2 Severability. If any of the provisions of this Agreement are determined to be invalid or unenforceable under present or future laws effective during the term of this Agreement, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of the Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly. The parties hereby acknowledge that if any provision of this Agreement is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such a manner that it will, to the maximum extent practical, be deemed valid and enforceable.

8.3 Assignments. Licensor shall have the right, in its sole discretion, to assign its rights under this Agreement to any principal, member, trust, trustee or administrator of Licensor or to the executor or administrator of TODD HORNBECK’s estate and TROY HORNBECK’s estate or the beneficiaries thereof following the death of TODD HORNBECK and TROY HORNBECK. Licensee may assign this Agreement (a) to any Affiliate or (b) in connection with a sale of all or substantially all of the assets of the Business (whether by sale of assets, operation of law, stock sale, merger, reorganization or change of control); provided, that Licensee (i) delivers notice to Licensor of such assignment reasonably promptly thereafter and (ii) shall be responsible for any failure of such assignee to perform its obligations under this Agreement. Except as provided under this Section 8.3, Licensee may not assign this Agreement to a non-

Affiliate without the prior written consent of Licensor, which consent may be withheld or granted in the sole discretion of Licensor. Any assignment conveyed by Licensee without the required prior written consent of Licensor shall be null and void. Any assignee must assume all obligations of the assigning party in connection with this Agreement and shall have executed and agreed to be bound by the terms of this Agreement in substantially the same form as is set forth herein. Any assignments not made in accordance with this Agreement shall be void.

8.4 Section Headings, Number and Gender. The Section headings are for convenience of reference only and shall not constitute a part hereof. Whenever the context requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular, and words denoting gender shall include the masculine, feminine and neuter.

8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. The federal and state courts in Delaware shall have exclusive jurisdiction over disputes with respect to this Agreement.

8.6 Further Assurances. At and from time to time after the Commencement Date, at the request of Licensee, but without further consideration, Licensor shall execute and deliver such other instruments of conveyance, license, assignment, transfer and delivery and take such other action as Licensee may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

8.7 Warranty of No Brokers. Each Party represents and warrants to the other Party that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other like payment in connection with this Agreement or the transactions contemplated hereby, for which the other Party will have any liability, and each Party agrees to indemnify and hold the other Party harmless against and in respect to any such obligation or liability based in any way on any agreement, arrangement, or understanding claimed to have been made by such Party with any third party.

8.8 Non-Waiver. The delay or omission of any Party to exercise rights or powers under this Agreement shall not impair any such right or power and shall not be construed to be a waiver of any event of default or acquiescence therein. No waiver of any default shall be construed, taken or held to be a waiver of any other default or waiver, acquiescence in, or consent to any further or succeeding default of the same nature.

8.9 Successors and Assigns. This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and permitted assigns.

8.10 Merger and Amendments. This Agreement contains the entire understanding and agreement of the Parties and supersedes any prior understandings and written or oral agreements between them respecting this subject matter, including the Prior Agreements.

8.11 Amendment. This Agreement may be amended only by the written consent of the Parties.

8.12 No Partnership. No individual, partnership, joint venture, corporation, trust or other unincorporated entity or organization, not a Party to this Agreement, shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

8.13 Specific Performance. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement may give rise to irreparable harm to the other Party, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a permanent or temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security). The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Commencement Date.

LICENSOR:

HFR, LLC

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck
Member

LICENSEE:

Hornbeck Offshore Operators, LLC

By:	/s/ Samuel A. Giberga
Samuel A. Giberga
Executive Vice President
and General Counsel

EXHIBIT “A”

Trademark Registrations

LICENSOR’S TRADEMARKS AND SERVICE MARKS

COUNTRY	MARK	REGISTRATION NO.	REGISTRATION DATE
U.S.	HORNBECK OFFSHORE	2757850	09/02/2003
U.S.	HORNBECK OFFSHORE SERVICES	2754828	08/26/2003
U.S.	HOS	2622910	09/24/2002
U.S.	Horse Head Design Logo	2575178	06/04/2002
U.S.	HOS & Design	2622908	09/24/2002
U.S.	H O S Design Logo	2754829	08/26/2003
U.S.	HOSMAX	4527849	05/13/2014
U.S.	HOSMAX & Design (color)	4527850	05/13/2014
U.S.	HOSMAX & Design (black & white)	4527851	05/13/2014
Trinidad & Tobago	HORNBECK	34290	08/05/2004
Trinidad & Tobago	HORNBECK OFFSHORE	34289	07/20/2005
Trinidad & Tobago	HORNBECK OFFSHORE SERVICES	34291	06/30/2005
Trinidad & Tobago	HOS &Device	34287	03/31/2005
Trinidad & Tobago	H O S HORNBECK OFFSHORE SERVICES & Design	34288	08/11/2005
Trinidad & Tobago	H O S HORNBECK OFFSHORE & Design	34292	03/14/2006
Mexico	HORNBECK OFFSHORE SERVICES	1098272	10/01/2008
Mexico	H O S & Design (circle)	1105451	10/01/2008
Mexico	HORNBECK OFFSHORE	1107003	10/01/2008

COUNTRY	MARK	REGISTRATION NO.	REGISTRATION DATE
Mexico	HO S & Design (no circle)	1105453	10/01/2008
Mexico	Horse Head Design	1105450	10/01/2008
Mexico	HOS &Design	1103641	10/01/2008
Mexico	HOS Logo	1105452	10/01/2008

EXHIBIT “A” - (continued)

LICENSOR’S TRADEMARKS AND SERVICE MARKS, continued:

1.	Hornbeck

2.	Hornbeck Offshore

3.	Hornbeck Offshore Services

4.	HOS

5.	HOSS

6.	HOS and Design

7.	Horsehead Logo—(Plain)

8.	Hornbeck Offshore Services, Inc. and Design

9.	Horsehead Logo Enclosed by Circle

10.	HOS Hornbeck Offshore and Design

11.	Horsehead Logo-Enclosed by Bold Circle

EXHIBIT “B”

LICENSOR’S TRADE NAMES

1.	Hornbeck

2.	Hornbeck Offshore

3.	Hornbeck Offshore Services

4.	HOS

5.	HOSS

EXHIBIT “C”

TERRITORY

The Territory shall be worldwide.

EXHIBIT “D”

HORSE HEAD LOGO

[See attached.]

SCHEDULE 1.3

LICENSE FEE

Part A: Base Fee

1.

Annual fee of $1 million, payable from the Commencement Date until the applicable Termination Date, paid quarterly in equal installments on the last business day of each calendar quarter for which such fee is payable in the amount of $250,000 (the “Base Fee”); provided, that if Licensee has negative free cash flow for any quarter in which a Base Fee is due, the Base Fee payable for such quarter may, at Licensee’s discretion, accrue and be deferred to the next quarter in which each of them has positive free cash flow; provided, that Licensee shall make any such determination and notify Licensor of such determination within thirty (30) calendar days following the last day of the applicable quarter. Any deferred Base Fee payments shall accrue interest at an annual rate of 9.85% (the “Interest Rate”), which interest shall accrue and compound quarterly unless and until the amount of the Base Fee deferred and all interest accrued thereon have been paid in full. Any payments thereafter shall be applied first to accrued but unpaid interest and then to any deferred Base Fee.

2.

Payment of the first Base Fee payment shall be due at the end of the first calendar quarter immediately following the Commencement Date, which amount shall be prorated such that the payment made for the first calendar quarter will equal $250,000 multiplied by a fraction, the numerator of which is the number of days in the calendar quarter following the Commencement Date and the denominator of which is the total number of days in such calendar quarter.

3.

Payment of the Base Fee shall be prorated during the calendar quarter in which the Termination Date occurs, such that the payment made for such calendar quarter shall equal $250,000 multiplied by a fraction, the numerator of which is the number of days in such calendar quarter prior to the Termination Date and the denominator of which is the total number of days in such calendar quarter.

4.	The obligation to pay any Base Fee through the Termination Date shall survive termination of the Agreement.

5.	Any Base Fee, or portions thereof, which are not paid when due shall bear interest equal to the Interest Rate, calculated based on the number of days such payment is delinquent.

Part B: Performance Fee

1.	An additional fee (the “Performance Fee”) calculated and payable annually from the Commencement Date until the applicable Termination Date, as follows:

a)	If EBITDA is less than $200 million, no Performance Fee;

b)

If EBITDA is $200 million or greater, a Performance Fee of $1 million for each $100 million of EBITDA in excess of $199,999,999.99 (e.g., EBITDA of $200 million to $299 million, a Performance Fee of $1 million, EBITDA of $300 million to $399 million, a Performance Fee of $2 million, EBITDA of $400 million to $499 million, a Performance Fee of $3 million, etc.)

c)

For purposes of the above calculations, “EBITDA” is as defined as Parent’s consolidated net income or loss, as determined in accordance with U.S. generally accepted accounting principles, consistently applied for the most recent fiscal year of the Parent then ended, plus (i) total interest, net of interest income, plus (ii) income taxes, if any, plus (iii) depreciation, plus (iv) amortization, plus (v) any stock-based compensation expense, plus (vi) any losses on early extinguishment of debt, in each case, of the Parent for such fiscal year.

d)	The Performance Fee shall be paid no later than March 31 of the year following the year for which the Performance Fee is due.

2.

Payment of the Performance Fee shall be prorated during the calendar year in which the Termination Date occurs, such that the Performance Fee payment for such calendar year shall equal the amount that would be payable as a Performance Fee for the EBITDA of the trailing twelve (12) months from the Termination Date, multiplied by a fraction, the numerator of which is the number of days in the calendar year prior to the Termination Date and the denominator of which is the total number of days in such calendar year.

3.	The obligation to pay any Performance Fee through the Termination Date shall survive termination of the Agreement.

4.	Any Performance Fee, or portions thereof, which are not paid when due shall bear interest equal to 5% per annum, calculated based on the number of days such payment is delinquent.